State of Delaware
Secretary of State
Division of Corporations
Delivered 11:17 AM 06/07/2006
FILED 11:17 AM 06/07/2006
SRV 060549165 - 3828185 FILE

CERTIFICATE OF DESIGNATIONS,

PREFERENCES AND RIGHTS OF PREFERRED STOCK

OF

CODA OCTOPUS GROUP, INC.

Coda Octopus Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), pursuant to the authority conferred upon the Board of Directors by its Certificate of Incorporation, the Board of Directors in a meeting dated November 30th, 2005 duly adopted resolutions approving the statement of the Certificate of Designations, Preferences and Rights of Series A Preferred Stock of the Company creating 50,000 Shares of 12% Series A Preferred Stock as follows:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company in accordance with the provisions of its Certificate of Incorporation, a series of Preferred Stock of the Company be and it is hereby created, and that the designation and amount thereof and the powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

Section 1. Designation and Amount.

There shall be a series of 50,000 shares of the preferred stock of the Company which shall be designated as "Series A Preferred Stock." Each share of Series A Preferred Stock shall be denominated into "Dollar Preferred" or "Sterling Preferred" depending on whether the shares were purchased in US Dollars or Pounds Sterling at $100 or £100 respectively.

Section 2. Dividends and Distributions.

(a) The holders ("the Holders") of shares of Series A Preferred Stock, in preference to the holders of shares of Common Stock, $.001 par value per share (the "Common Stock"), of the Company and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, Dividends will be paid on semi-annually on April 30th and October 31st, (each such date being referred to herein as a "Dividend Payment Date"), commencing on the first Dividend Payment Date after the first issuance of shares of Series A Preferred Stock in an amount per share (rounded to the nearest cent) equal to 12% per annum payable in US dollars or Pounds Sterling at the rate of $1.7689/pound, depending on the currency in which the shares were issued. At the option of each Holder, dividends may be issued in whole or in part in shares of the common stock of the Company valued at the average closing price for the ten trading days preceding the dividend date.

(b) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the date of issue of such shares. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or

distribution declared thereon, which record date shall be not more than sixty days prior to the date fixed for the payment thereof.

Section 3. Voting Rights.

The holders of shares of Series A Preferred Stock shall have the following voting rights:

(a) Each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Company.

(b) Except as otherwise provided, in the Company's Certificate of Incorporation or by law, the holders of shares of Series A Preferred Stock, the holders of shares of Common Stock, and the holders of shares of any other capital stock of the Company having general voting rights, shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

(c) Except as otherwise set forth herein or in the Company's Certificate of Incorporation, and except as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4. Certain Restrictions.

(a) Whenever dividends or distributions payable on the Series A Preferred Stock are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Company shall not:

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) except as permitted in Section 4(a)(iv) below, redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Company ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

(iv) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by

Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event.

Section 8. Conversion and Redemption.

Each share of Series A Preferred Stock may be converted, at the option of the Holder, into 100 Shares of the Common Stock if Dollar Denominated and 177 Shares if Sterling denominated for a term of seven years from the date of issuance.

Shares of Series A Preferred Stock may be redeemed by the Company at their purchase price plus any accrued but unpaid dividends commencing one year after the issue date in the event the closing price of the Common Stock on the market on which it trades is at least $3.00 for the twenty trading days prior to the receipt by each Holder of a notice of redemption. Holders may elect to sell their Shares of Series A Preferred Stock or convert their shares into shares of the Company's Common Stock between the time of the receipt of such written notice and ten business days thereafter.

Section 9. Ranking.

The Series A Preferred Stock shall rank senior to all other series of the Company's Preferred Stock, any, as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

Section 10. Amendment.

The Certificate of Incorporation of the Company shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect it adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Preferred Stock voting separately as a class.

Section 11. Fractional Shares.

Series A Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock

IN WITNESS WHEREOF, Coda Octopus Group, Inc. has caused this Certificate of Designations, Preferences and Rights of Cumulative Preferred Stock to be executed by its President and attested by its Secretary this 18th day of April, 2006.

Coda Octopus Group, Inc.

By: ______________________
Jason Reid,
President

Sworn before me this 18th day of April, 2006

Notary: ______________________

ROSE M. SMALL
Notary Public, State of New York
No. 01SM6108336
Qualified in New York County
My Commission Expires April 12, 2008